AMENDMENT

TO

NETWORKING FEE AGREEMENT

THIS AMENDMENT (“Amendment”) is entered into by and between Tributary Funds, Inc. (“Fund Company”), Raymond James & Associates, Inc. and Raymond James Financial Services, Inc. (collectively referred to as “Raymond James”), and is made and entered into this 1st day of January, 2018.

WHEREAS, Raymond James and Fund Company have entered into Networking Fee Agreement, as may have been amended (the “Agreement”).

WHEREAS, as a condition of Fund Company and Raymond James’s continued performance under the Agreement, Raymond James and Fund Company desire to amend the Agreement in accordance with this Amendment.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties, intending to be legally bound, hereby agree as follows:

1.	Section 1b. of the Agreement is hereby deleted in its entirety and replaced with the following:

Fund Company hereby agrees to pay Raymond James at least 0.09% (9 basis points) annually, invoiced and paid quarterly at 0.0225% (2.25 basis points), of the average daily assets in client accounts invested in Shares (“Client Account”). Such payment shall be calculated at the end of each fiscal quarter (quarters to end December, March, June, and September). For purposes of this payment, Client Accounts shall not include: (i) accounts subject to the Employee Retirement Income Security Act; (ii) non-taxable fee-based individual retirement accounts for which Raymond James & Associates, Inc., its affiliates, or their investment advisor representatives provide advisory or subadvisory services; or (iii) other non-taxable fee-based advisory retirement accounts, as designated by Raymond James from time to time. The parties will use reasonable efforts to categorize the Fund Shares that may fall into one of the above categories.

2.	For the avoidance of doubt, the terms and conditions contained in this Amendment supersede those terms and conditions in the Agreement, including any exhibits thereto, that conflict with the terms and conditions in this Amendment. Otherwise, the terms and conditions of the Agreement remain in full force and effect.

3.	Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date written above.

Tributary Funds, Inc.		Raymond James & Associates, Inc.

By:	/s/ Stephen Wade	By:	/s/ Kim Jenson

Name:	Steve Wade	Name:	Kim Jenson

Title:	President	Title:	Chief Operating Officer

Raymond James Financial Services, Inc.

		By:	/s/ Scott Zebra

		Name:	Scott Zebra

		Title:	VP, Ops & Admin

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